Exhibit 99.1


       ADVANCED MARKETING SERVICES, INC. TO ACQUIRE PUBLISHERS GROUP WEST

ACQUISITION OF NORTH AMERICA'S LARGEST DISTRIBUTOR OF INDEPENDENT PUBLISHERS WOULD CONTINUE AMS' EXPANSION INTO KEY DISTRIBUTION CHANNELS

SAN DIEGO, Jan. 17 /PRNewswire-FirstCall/ -- Advanced Marketing Services, Inc. (NYSE: MKT - NEWS), a leading global provider of customized services to book retailers and publishers in the United States, Canada, Mexico, Singapore, the United Kingdom and Australia, today announced that it has entered into an agreement for the acquisition of Publishers Group West. The closing is currently scheduled for January 31, 2002.

Publishers Group West (PGW) is North America's largest distributor of independent publishers with 2001 revenues of approximately $125 million (unaudited). PGW is among the top 10 book vendors in the country, representing over 125 independent publishers. PGW is headquartered in Berkeley, California with a sales office in New York City and a 310,000 square-foot distribution facility in Reno, Nevada. PGW distributes award- winning books across a wide range of categories.

Over the past 25 years PGW has helped to transform the landscape and nature of independent publishing. By combining exceptional editorial breadth with unprecedented access to the market, PGW and its client publishers have enjoyed unparalleled success in independent publishing. The creative partnership between PGW and its client publishers has been dynamic, both critically and in terms of sales growth. PGW has distributed numerous bestsellers and notable books over the years, including a number of million- copy bestsellers.

"Expanding our higher-margin distribution presence is a perpetual goal for Advanced Marketing Services," said Michael Nicita, President and Chief Executive Officer. "Publishers Group West has one of the world's leading book distribution channels. As a part of AMS, PGW should create a significant positive impact in meeting our vision of rapid growth in distribution and a continued diversification of our business model."

Charlie Winton, Chairman, CEO and President, and a founder of PGW, will continue to serve as the company's President for the next year. "Our whole team is incredibly supportive of this merger," said Winton. "Our clients and customers are certain to appreciate AMS' world-class international platform, and I'm looking forward to working with Mike Nicita and the executive group of AMS to create a smooth transition."

Immediately prior to the acquisition, a new company controlled by the management and employees of Avalon Publishing Group (Avalon), PGW's sister company, will purchase Avalon Publishing Group from the parent company of PGW and Avalon Publishing Group. Charlie Winton will continue as Chairman and Chief Executive Officer of Avalon Publishing Group. AMS will have no ownership interest in Avalon Publishing Group.

Avalon Publishing Group, including Avalon Travel Publishing, in Emeryville, CA, and Avalon Publishing Group, in New York, will continue to be distributed by PGW.

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Concurrently, Raincoast Books, a leading distributor of independent publishers in Canada, will be acquiring the Canadian distribution business of PGW Canada including sales and marketing. AMS owns a 25 percent minority interest in Raincoast Books.

The acquisition of Publishers Group West will be another in a series of positive financial announcements this past fiscal year for AMS. The company launched its Global Distribution Division in March, acquired a 25 percent stake in The Templar Company, PLC in June and was added to the Standard & Poor's SmallCap 600 Index in October.

The acquisition is subject to customary closing conditions, including the parties entering into certain ancillary agreements with respect to which they have agreed to negotiate in good faith between now and January 31. There can be no assurance, however, that the closing conditions will be satisfied on or before that date or that the acquisition will be consummated.

ABOUT ADVANCED MARKETING
SERVICES

AMS, headquartered in San Diego, California, is a leading global provider of customized services to book retailers and publishers. Its proprietary Vendor Managed Inventory (VMI) software efficiently and effectively manages global book distribution. AMS' value-added services provide its customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure successful book programs. With operations in the U.S., Canada, Mexico, Singapore, the UK and Australia, AMS provides global customized services to the world of book commerce.

Recent press releases on AMS are available on both the Company's Web site at WWW.ADVMKT.COM, and on PR Newswire, WWW.PRNEWSWIRE.COM.

ABOUT PUBLISHERS GROUP WEST

Publishers Group West represents over 125 independent publishers, who together are publishing some of the most topical, innovative, literary and award-winning books available today. They are located in all regions of the United States, in Canada and the UK.

PGW distributes publishers that specialize in fiction, art, travel, health, children's books, African-American studies, business, drama, self- help, woodworking and home-building, music and other non-fiction in nearly every subject category. The company's publishers are helping to define such emerging categories as alternative healing, spoken word, popular culture, aging and Japanese manga.

ABOUT AVALON PUBLISHING GROUP INCORPORATED

Avalon Publishing Group was established in 1994 and is an independent publishing company comprised of two publishing divisions: Avalon Publishing Group, a trade publishing company based in New York City and Avalon Travel Publishing, a travel reference publishing company based in Emeryville, California. Avalon's corporate offices are located in Berkeley, California.

The trade division publishes books under five imprints: Carroll & Graf, Thunder's Mouth Press, Marlowe & Company, Seal Press and Blue Moon Books. The travel reference division publishes the following series: Moon Handbooks, Rick

Steves, Foghorn Outdoors and Road Trip USA. In addition, Avalon Publishing Group owns a minority interest in three other independent publishers: Seven Stories Press, Four Walls Eight Windows and Berrett-Koehler Publishers.

ABOUT RAINCOAST BOOKS

Raincoast Books, headquartered in Vancouver, British Columbia, has served the Canadian bookselling community since 1979. Raincoast is the exclusive Canadian distributor of more than 30 fine Canadian, British and American publishers; the company also operates a wholesale division, BookExpress. Under its Raincoast, Polestar and Press Gang imprints, Raincoast publishes approximately 25 books per year in the areas of fiction, poetry, children's books, and non-fiction categories such as travel, nature & outdoors and cooking. Raincoast also purchases foreign book rights for the Canadian marketplace. In 1999, through an innovative joint-venture with Bloomsbury, Raincoast acquired the Canadian rights to J.K. Rowling's Harry Potter books and has sold more than 5 million copies of the series in Canada.

Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changed economic or business conditions, the impact of competition, the success of existing and new book releases, continuation of favorable trends associated with the Company's VMI program, other risk factors inherent in the publishing and retailing industries, the successful implementation of our growth strategy, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

For further Information: Investor Relations, Chuck Williams, Director of Investor Relations of Advanced Marketing Services, Inc., +1-858-450-3545, CHUCKW@ADVMKT.COM; or Media, Paul Lieber, PLIEBER@HKAMARCOM.COM, or Hilary Kaye, both of Hilary Kaye Associates, +1-714-426-0444.